As filed with the Securities and Exchange Commission on March 2, 2017

Registration No. 333-174161

Registration No. 333-150706

Registration No. 333-118347

Registration No. 333-103368

Registration No. 333-99577

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-8 Registration Statement No. 333-174161

Form S-8 Registration Statement No. 333-150706

Form S-8 Registration Statement No. 333-118347

Form S-8 Registration Statement No. 333-103368

Form S-8 Registration Statement No. 333-99577

UNDER

THE SECURITIES ACT OF 1933

Equity One, Inc.

(Exact name of registrant as specified in its charter)

Maryland	52-1794271
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

c/o Regency Centers Corporation

One Independent Drive, Suite 114

Jacksonville, Florida 32202

(Address of Principal Executive Offices)

Equity One, Inc. Amended and Restated 2000 Executive Incentive Compensation Plan

First Amended and Restated Employment Agreement, dated as of August 28, 2006, between Equity One, Inc. and Jeffrey S. Olson

Equity One, Inc. 2004 Employee Stock Purchase Plan

IRT Property Company 1989 Stock Option Plan

IRT Property Company 1998 Long-Term Incentive Plan

Restricted Stock Award Agreements

Equity One 1995 Stock Option Plan

(Full Titles of the Plans)

Barbara C. Johnston, Esq.

Senior Vice President, General Counsel

One Independent Drive, Suite 114

Jacksonville, Florida 32202

(Name and Address of Agent for Service)

(904) 598-7000

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment, filed by Equity One, Inc., a Maryland corporation (the “Company”), relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by the Company:

•	Registration Statement No. 333-174161, filed with the SEC on May 12, 2011, pertaining to the registration of 5,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) issuable pursuant to the Equity One, Inc. Amended and Restated 2000 Executive Incentive Compensation Plan (the “2000 Plan”);

•	Registration Statement No. 333-150706, filed with the SEC on May 7, 2008, pertaining to the registration of 3,000,000 shares of Common Stock issuable pursuant to the 2000 Plan, 364,660 shares of Common Stock issuable pursuant to options granted as an employment inducement award under the First Amended and Restated Employment Agreement, dated as of August 28, 2006, between the Company and Jeffrey S. Olson (the “Employment Agreement”) and 97,166 shares of restricted stock issuable as an employment inducement award under the Employment Agreement;

•	Registration Statement No. 333-118347, filed with the SEC on August 18 ,2004, pertaining to the registration of 3,000,000 shares of Common Stock issuable pursuant to the 2000 Plan and 1,500,000 shares of Common Stock issuable pursuant to the Equity One, Inc. 2004 Employee Stock Purchase Plan;

•	Registration Statement No. 333-103368, filed with the SEC on February 21, 2003, pertaining to the registration of 330,376 shares of Common Stock issuable pursuant to the IRT Property Company 1998 Long-Term Incentive Plan (the “1998 Plan”), 597,822 shares of Common Stock issuable upon the exercise of stock options granted under the 1998 Plan and 229,635 shares of Common Stock issuable upon exercise of stock options granted under the IRT Property Company 1989 Stock Option Plan; and

•	Registration Statement No. 333-99577, filed with the SEC on September 13, 2002, pertaining to the registration of (i) 1,385,240 shares of Common Stock reserved for issuance pursuant to awards under the 2000 Plan, (ii) 432,429 shares of restricted stock issued under the 2000 Plan, (iii) 725,581 shares of Common Stock issued upon the exercise of stock options granted under the Equity One 1995 Stock Option Plan (“1995 Plan”) and the 2000 Plan, (iv) 107,500 shares of restricted stock issued pursuant to written compensation agreements between the Company and certain of its employees, officers and directors, (v) 318,169 shares of Common Stock reserved for issuance upon the exercise of stock options granted under the 1995 Plan and (vi) 638,581 shares of Common Stock reserved for issuance upon the exercise of stock options granted under the 2000 Plan.

The Company is filing this Post-Effective Amendment to each of these Registration Statements to withdraw and remove from registration the registered but unissued securities issuable by the Company pursuant to the above-referenced Registration Statements.

On March 1, 2017, pursuant to the Agreement and Plan of Merger, dated as of November 14, 2016, by and between the Company and Regency Centers Corporation (“Regency”), the Company merged with and into Regency with Regency surviving the merger (the “Merger”).

As a result of the Merger, the offerings of the Company’s securities pursuant to each of the above-referenced Registration Statements have been terminated. In accordance with the undertakings made by the Company in the each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under each of the Registration Statements that remain unissued at the termination of the offerings, the Company hereby removes from registration the securities registered but unissued under each of the Registration Statements. Each of the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on March 2, 2017.

Regency Centers Corporation, as successor by merger to Equity One, Inc.

By:	/s/ J. Christian Leavitt
Name: J. Christian Leavitt
Title: Senior Vice President and Treasurer (Principal Accounting Officer)

*	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.

3